Exhibit 10.8.3.3
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
This Second Amendment to Employment Agreement (“Amendment”) is entered into by and between Avery Dennison Corporation, a Delaware corporation (the “Company”) and                      (the “Executive”), effective as of January 1, 2008.
WHEREAS the Company and the Executive have previously entered into that certain Employment Agreement effective as of                      (the “Employment Agreement”);
WHEREAS with the enactment of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), certain modifications were made to the Employment Agreement pursuant to that certain Amendment to Employment Agreement effective as of January 1, 2008 (the “First Amendment”);
WHEREAS the Company and the Executive desire to further amend the Employment Agreement to comply with Code Section 409A,
NOW, THEREFORE, the Employment Agreement is hereby amended as follows:
1. Annual Bonus. The last sentence of Section 4(b)(ii) of the Employment Agreement is amended in its entirety to provide as follows:
“Each such Annual Bonus shall be paid no later than the March 15th next following the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus in a manner permitted under Code Section 409A.”
2. Obligations of the Company upon Termination.
The first sentence of Section 6(a)(i) of the Employment Agreement is amended in its entirety to provide as follows:
“the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination an amount equal to the present value, determined in accordance with Section 280G(d)(4) of the Internal Revenue Code of 1986, as amended (the “Code”), of the aggregate of the following amounts under A, B and C below:”
Section 6(a)(i)(A) of the Employment Agreement is amended in its entirety to provide as follows:
“the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid and (2) the excess of (A) the product of (x) (i) if a Change of Control does not occur during the fiscal year which includes the Date of Termination, the Annual Bonus which would have been payable to the Executive for such entire fiscal year (which for this purpose shall conclusively be determined to be equal to the highest bonus award received by the Executive in the prior three annual bonus plan periods under the Annual Bonus Plan) or (ii) if a Change of Control does occur during the fiscal year which includes the Date of Termination, the higher of (I) the Recent Annual Bonus and (II) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred, to the extent permitted under Code Section 409A, (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months) for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the “Highest Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, over (B) any amounts previously paid to the Executive pursuant to the terms of the Annual Bonus Plans as bonuses with respect to the year that includes the Date of Termination (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”); and”
3. Compliance With Code Section 409A.
The section entitled “Compliance with Code Section 409A” added to the Employment Agreement pursuant to the First Amendment shall be referred to as “Section 14” of the Employment Agreement.
Section 14(d) of the Employment Agreement, as amended, shall be amended to add the following two sentences to the end thereof:
“Notwithstanding anything to the contrary in the Employment Agreement, any reimbursements or in-kind benefits (including, to the extent applicable, continued medical and welfare benefits) for which the Executive is eligible following the Date of Termination shall be provided in a manner that complies with Code Section 409A. For the avoidance of doubt, (A) the right to reimbursements or in-kind benefits is not subject to liquidation or exchange for another benefit, (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year for the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year, and (C) any reimbursement of attorneys’ fees pursuant to Section 13(d) shall be provided no later than the last day of the Executive’s taxable year following the later of (i) the year in which such attorneys’ fees were incurred and (ii) the year in which the arbitrator determines that the Executive is the successful party.”
IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the day and year first above written.

AVERY DENNISON CORPORATION	EXECUTIVE

By: